Exhibit 99.4
Consent to be Named as a Director Nominee
In connection with the filing by Smithfield Foods, Inc. of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Smithfield Foods, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 6, 2025	/s/ John A. Quelch
John A. Quelch